FOURTH AMENDMENT

TO THE

EMPLOYMENT AGREEMENT

(Joseph M. Redling)

THIS FOURTH AMENDMENT, dated as of July 20, 2011 (this "Fourth Amendment"), is between Nutrisystem, Inc., a Delaware corporation (the "Company"), and Joseph M. Redling (the "Executive").

RECITALS

WHEREAS, the Company and Executive previously entered into an Employment Agreement, dated August 6, 2007, as amended April 7, 2008, December 29, 2008 and June 30, 2009 (as so amended, the "Employment Agreement"), that sets forth the terms and conditions of Executive's employment with the Company;

WHEREAS, the Initial Term (as defined in the Employment Agreement) expires on September 30, 2011 unless either party provides timely notice of nonrenewal to the other party in the manner set forth therein;

WHEREAS, the Company and Executive have agreed to renew the Employment Agreement for a one-year term and to make certain other modifications thereto as set forth herein; and

WHEREAS, Section 14 of the Employment Agreement provides that the Employment Agreement may be amended only pursuant to a written amendment executed between Executive and the Company.

NOW, THEREFORE, the Company and Executive, each intending to be legally bound hereby, agree that the Employment Agreement is amended as follows:

  Renewal of Employment Term. The parties hereby agree to renew the Employment Agreement for a one-year term commencing September 30, 2011 and expiring September 30, 2012 (the "First Renewal Term").
  Elimination of Temporary Housing. Effective as of the date of this Fourth Amendment, the provisions set forth in Section 6 of the Employment Agreement shall be deleted in their entirety and given no further force or effect.
  Elimination of Guaranteed Bonus. Effective as of January 1, 2011 and continuing through the expiration of the First Renewal Term, the provisions set forth under the heading "Annual Bonus" in Section 4 of the Employment Agreement are hereby deleted in their entirety and replaced with the following:

  "Annual Bonus. Executive shall be entitled to participate in any annual bonus program to be established by the Board or the Compensation Committee (the "Annual Bonus"). Executive shall be eligible to receive an Annual Bonus of up to 100% of the Salary; provided, however, that the Annual Bonus is conditioned on the employment of Executive with the Company through the date that the Annual Bonus is paid. The Annual Bonus shall be paid at such time as bonuses are paid to the other officers of the Company, but no later than February 15th of the year that follows the fiscal year to which the Annual Bonus relates. The structure of the Annual Bonus program, as well as the goals for achieving the Annual Bonus, shall be at the discretion of the Board or the Compensation Committee."

  Effect on Employment Agreement. In all respects not modified by this Fourth Amendment, the Employment Agreement is hereby ratified and confirmed.

IN WITNESS WHEREOF, the Company and Executive agree to the terms of the foregoing Fourth Amendment.

NUTRISYSTEM, INC.

By: /s/ David D. Clark

David D. Clark

Executive VP & CFO

/s/ Joseph M. Redling

Joseph M. Redling